STOCK PURCHASE AGREEMENT
              STOCK PURCHASE AGREEMENT, made as of October 30, 1996 (this "AGREEMENT"), by and between STACEY HART, having an address at 31 Glenmore Street, Englewood, Colorado 80110 (the "SELLER"), THE SEVEN IRON, INC., a Colorado corporation having an address at J.F. Kennedy Golf Course, 10500 East Hampden Avenue, Aurora, Colorado 80014 ("ACQUIRED CORPORATION"), and FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("PURCHASER").
                              W I T N E S E T H :
              WHEREAS, Seller is the owner of all of the outstanding shares of capital stock of Acquired Corporation (the "STOCK"); and
              WHEREAS, Seller wants to sell to Purchaser, and Purchaser wants to purchase from Seller, the Stock on the terms, and subject to the conditions, set forth herein.
              NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
              1. Agreement to Sell and Purchase. Seller shall sell, assign, transfer, and convey to Purchaser all of the outstanding shares of capital stock of Acquired Corporation and shall deliver to the Purchaser at the Closing (as hereinafter defined) certificates representing such shares duly endorsed in blank or accompanied by stock powers duly





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endorsed in blank, in each case in proper form for transfer, and with all stock transfer and any other required documentary stamps affixed thereto.
              2. Consideration. In consideration for the Stock, at the Closing Purchaser shall:
                      2.1 pay to Seller the sum of $4,000,000.00, subject to adjustment as hereinafter provided, payable by the wire transfer of funds;
                      2.2 issue 75,000 validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of Purchaser (the "FGC STOCK") and to deliver at Closing, free and clear of all liens, claims and encumbrances: (i) a certificate representing 65,000 shares of FGC Stock registered in the name of the Seller, and (ii) a certificate representing 10,000 shares of FGC Stock to the Escrow Agent (the "ESCROW AGENT") under the Escrow Agreement (the "ESCROW AGREEMENT") to be held and dealt with as provided in the Escrow Agreement; and
                      2.3 pay to Guaranty Bank & Trust Company (the "BANK") the sum of $750,000.00, representing all amounts owed by Acquired Corporation to Bank as of the Closing Date.
              3.      Apportionments.
                      3.1 The parties hereto agree that (a) all operating expenses of Acquired Corporation (i.e., cost of goods sold, rent, advertising, collections, fees, hired services, insurance, miscellaneous expenses, postage, repairs and maintenance, supplies, taxes, utilities and wages, but specifically not including professional fees and expenses, or other indebtedness of Acquired Corporation, travel and lodging or depreciation), and (b) all income of Acquired Corporation, including accounts receivable, shall be apportioned between Seller and Purchaser as of July 15, 1996 (the "EFFECTIVE

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 DATE") based on the portion of each such expense or revenue attributable to the period falling on or before the Effective Date on the one hand, which Seller shall bear the responsibility and benefit of, and the portion of each such expense or revenue attributable to the period falling after the Effective Date, on the other hand, which Purchaser shall bear the responsibility and benefit of (the "ADJUSTMENT"). The net Adjustment will be paid by the party owing the same to the other by wire transfer at Closing.
                      3.2 To the extent that any of the prorations made upon the Closing Date pursuant to this Article are based upon estimates of payments to be made and/or expenses to be incurred by Purchaser subsequent to the Effective Date, or either party discovers any errors in or omissions in respect of the Adjustment, Seller and Purchaser agree to adjust such prorations promptly upon receipt by Seller or Purchaser, as the case may be, of such payments or of bills or other documentation setting forth the actual amount of such expenses.
                      3.3 Seller and Purchaser shall maintain and make available to each other any books or records necessary for the adjustment of any item pursuant to this Article. The provisions of this Article 3 shall survive the Closing.
              4. The Closing. The closing of the transaction provided for in this Agreement (the "CLOSING") shall take place simultaneously with the execution and delivery of this Agreement (the actual date of the Closing being referred to herein as the "CLOSING DATE"), at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, or at such other place as may be mutually agreed to by Seller and Purchaser.

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              5.      Representations and Warranties of Seller.
                      The Seller hereby represents and warrants to Purchaser as of the date hereof as follows:
                      5.1 Organization and Qualification. Acquired Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and to perform this Agreement. Acquired Corporation is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary. The Acquired Corporation does not own or have the right to vote at least a majority of the shares of stock, partnership interests or other securities with voting rights in any corporation, partnership, trust, or other entity ("Subsidiaries") and does not own any interest in any other enterprise (whether or not such enterprise is a partnership, trust, corporation or other entity).
                      5.2 Capitalization. The authorized capital stock of Acquired Corporation consists of 50,000 shares of common stock, no par value per share, of which 4,000 shares are outstanding. Each of such outstanding shares of Acquired Corporation is validly authorized, validly issued, fully paid and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of


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record and beneficially by the Seller free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of Acquired Corporation or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of Acquired Corporation. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of Acquired Corporation.
                      5.3 Financial Condition. Acquired Corporation has delivered to the Purchaser true and correct copies of: (a) a balance sheet and income statement of Acquired Corporation compiled as of December 31, 1995 ("CLOSING BALANCE SHEET"); (b) unaudited statements for the quarters ended March 31, June 30 and September 30, 1996, and (c) internal reports for the months of July, August, September and October, 1996. Except as provided in
Schedule 5.3 hereof, the above-referenced balance sheets present fairly in all material respects the financial condition, assets, liabilities, and stockholders' equity of Acquired Corporation as of its date and each of the above-referenced income statements presents fairly in all material respects the results of operations of Acquired Corporation for the period indicated and presents fairly the information purported to be shown therein. The financial statements referred to in this Section 5.3 are in accordance with the books and records of Acquired Corporation. Since December 31, 1995 (the "CLOSING BALANCE SHEET DATE"):

                               5.3.1 There has at no time been a material
              adverse change in the financial condition, results of operations, business, properties, assets or liabilities of Acquired Corporation.


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                               5.3.2 Acquired Corporation has not authorized,
              declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of Acquired Corporation, except as set forth in Schedule 5.3 hereto.
                               5.3.3 The operations and business of Acquired
              Corporation have been conducted in all respects only in the ordinary course.
                               5.3.4 Acquired Corporation has not suffered an
              extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.
                               5.3.5 Acquired Corporation has not paid or
              incurred any tax, other liability, or expense resulting from the preparation of, or the transactions contemplated by, this Agreement, it being understood that Seller shall have paid or will pay all such taxes (including stock transfer taxes resulting from this Agreement or the transactions contemplated hereby), liabilities, and expenses.
                      5.4  Tax and Other Liabilities. Except as set forth on
Schedule 5.4 hereto, the Acquired Corporation does not have any liability of any nature, accrued or contingent, including without limitation, liabilities for federal, state, local, foreign, income, estimated, excise, sales, gross receipts, franchise, employment and payroll related, property and import taxes and penalties, interest, and additions to tax ("TAXES") and liabilities to customers or suppliers, other than liabilities for which full provision has been made on the Closing Balance Sheet and except for normal accrued Taxes and liabilities incurred in the ordinary course of business and not yet due but which are disclosed in this
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Agreement or the Schedules hereto. The Acquired Corporation has filed all federal, state, local and foreign tax returns required to be filed by it; has delivered to Purchaser a true and correct copy of each such return which was filed in the past six years; has paid, or has established on the Closing Balance Sheet a reserve for (except as provided above), all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable; and has delivered to Purchaser a true and correct copy of any report as to adjustments received by it from any taxing authority during the past six years and a statement as to any litigation, governmental or other proceeding, formal or informal, or investigation pending, threatened, or in prospect with respect to any such report or the subject matter of such report.

                      5.5 Litigation and Claims. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, or to the best knowledge of Seller threatened or in prospect (or any basis therefor known to Acquired Corporation or any Seller), with respect to Acquired Corporation, the Seller, or any of its or his respective businesses, properties, or assets. Acquired Corporation is not affected by any present or threatened strike or other labor disturbance nor to the knowledge of the Seller is any union attempting to represent any employee of Acquired Corporation as collective bargaining agent. Acquired Corporation is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree; nor is Acquired Corporation or the Seller required to take any action in order to avoid such violation or default.
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                      5.6      The License.  Attached hereto as EXHIBIT A is a
true and correct copy of the Concession License, dated July 20, 1988 as amended by the First Amendment to the Concession License, dated June 28, 1993 (the "LICENSE") by and between the City and County of Denver (the "CITY") acting by and through its Manager of Parks and Recreation, and Acquired Corporation, as concessionaire. The License is in full force and effect, has not been modified or amended in any way and neither the City nor Acquired Corporation is in default, or sent or received any notice of default, in respect of the License. No event has occurred or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default under the License, except as set forth on Schedule 5.6 hereto. Neither Acquired Corporation nor the City has exercised any right or option, or stated its intent, to terminate or cancel the License. Acquired Corporation has not assigned, mortgaged, pledged, transferred or conveyed the License or any interest therein, or granted any right or option with respect thereto, to any party other than Purchaser.
                      5.7 Properties. Acquired Corporation does not have any interest in any real property other than under the License. Acquired Corporation has good title to all other properties and assets used in its business or owned by it, free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances.


                               5.7.1 Except as set forth on Schedule 5.3, all
              accounts and notes receivable reflected on the Closing Balance Sheet, or arising since the Closing Balance Sheet Date, have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without
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              right of recourse, defense, deduction, return of goods,
              counterclaim, offset, or set off on the part of the obligor.

                               5.7.2 Ninety-five percent of all inventory is merchantable and fit for the particular purposes for which it is intended.
                               5.7.3 Attached as EXHIBIT B is a true and
              complete list of all properties and assets owned by Acquired Corporation or leased or licensed by Acquired Corporation from or to a third party, including with respect to such properties and assets leased or licensed by Acquired Corporation, a description of such lease or license. All real and other tangible properties and assets owned, leased, or licensed by Acquired Corporation are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business of Acquired Corporation excepted).
                               5.7.4 No real property owned, leased, or
              licensed by Acquired Corporation lies in an area which is, or to the knowledge of Acquired Corporation or the Seller will be, subject to zoning, use, or building code restrictions which would prohibit, and no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, licensing, or use of any real or personal property exists or to the best knowledge of Seller will exist which would prevent, the continued effective ownership, leasing, licensing, or use of such real property in the business in which Acquired Corporation is now engaged.
                               5.7.5 The real and other properties and assets
              (including Intangibles) owned by Acquired
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              Corporation or leased or licensed by Acquired Corporation from a third party constitute all such properties and assets which are necessary to the business of Acquired Corporation as presently conducted.
                      5.8 Corporate Instruments. Acquired Corporation has furnished to the Purchaser true and correct copies of: (a) the articles of incorporation (or other charter document) and by-laws of Acquired Corporation and all amendments thereto, as presently in effect, certified by the Secretary of the corporation and (b) all contracts, agreements, leases and licenses to which Acquired Corporation is a party, each of which is listed on EXHIBIT C hereto. The stock ledgers and stock transfer books and the minute book records of Acquired Corporation relating to all issuances and transfers of stock by Acquired Corporation and all proceedings of the stockholders and the Board of Directors and committees thereof of Acquired Corporation since its incorporation made available to the Purchaser's counsel are the original stock ledgers and stock transfer books and minute book records of Acquired Corporation or exact copies thereof. Acquired Corporation is not in violation or breach of, or in default with respect to, any term of its articles of incorporation (or other charter document) or by-laws. Stacey Hart, Karen Marie Hart and Mary C. Hart are the officers and directors of the Acquired Corporation and each of them will tender their resignation at the Closing.
                      5.9 Employees. Acquired Corporation does not have or contribute to any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits. Acquired Corporation does not have any obligation to


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provide post-retirement medical benefits or life insurance coverage to any present or former employees. Acquired Corporation neither currently contributes to or since September 16, 1980 has effectuated either a complete or partial withdrawal from any multiemployer Pension Plan within the meaning of Section 3(37) of ERISA. There are no union or employment contracts or agreements (written or oral) involving employees of Acquired Corporation.
                      5.10 Patents, Trademarks, Et Cetera. Acquired Corporation does not own or have pending, or is licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called "INTANGIBLES"). Acquired Corporation has not infringed, is infringing, or has received notice of infringement with asserted Intangibles of others.
                      5.11 Authority to Sell. Acquired Corporation and Seller have all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Acquired Corporation have been duly taken to authorize the execution, delivery, and performance of this Agreement by Acquired Corporation. This Agreement has been duly authorized, executed, and delivered by Acquired Corporation, has been duly executed and delivered by Seller, constitutes the legal, valid, and binding obligation of Acquired Corporation and Seller, and is enforceable as to them in accordance with its terms. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Acquired Corporation or any Seller for the execution, delivery, or performance of this
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Agreement by Acquired Corporation or any Seller, except as set forth on
Schedule 5.11. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which Acquired Corporation or any Seller is a party, or to which it or he or any of its or his respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement, except for the consent of the City, which consent has been obtained, and for approval of the transfer of the Acquired Corporation's liquor license to Purchaser; and the execution, delivery, and performance of this Agreement will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to rights and privileges that such party was not receiving or entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of Acquired Corporation that it was not paying or obligated to pay immediately before this Agreement was executed under, any term of any such contract, agreement, instrument, lease, license, arrangement, r understanding, or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of Acquired Corporation or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Acquired Corporation or any Seller or to which it or he or any of its or his respective businesses, properties, or assets are subject. Upon the Closing, Purchaser will have good title to all the capital stock of Acquired Corporation, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts.


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                      5.12  Exemption from Registration.  The offer, sale, and
delivery of the Stock as contemplated by this Agreement constitute exempted transactions under the Securities Act of 1933 (as amended, the "SECURITIES ACT"), and registration of such shares under the Securities Act is not required in connection with any such offer, sale, or delivery of such shares.
                      5.13 Contracts. Except for the License and the other contracts listed on EXHIBIT C hereto, Acquired Corporation is not a party to any leases, contracts, orders or agreements (written or otherwise).
                      5.14 Environmental Matters.
                               5.14.1  As used in this Agreement "HAZARDOUS
              MATERIAL" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601(33);
              (ii) any "pollutant or contaminant" as defined in 42 U.S.C.
              ss. 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.

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                               5.14.2 There is no Hazardous Material at, under
              or on the premises covered by the License (the "PREMISES") except for materials utilized in the normal operation of the Acquired Corporation's business. Acquired Corporation has not, and has not caused to be, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any
              Hazardous Material at, on or under the Premises in violation of Environmental Law.
                               5.14.3 Acquired Corporation has no obligation or
              liability imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Acquired Corporation or the Premises to the best of its and Seller's knowledge and there has not been any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "ENVIRONMENTAL LAWS").
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                               5.14.4 Acquired Corporation has not been subject
              to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.
                               5.14.5 The Premises are not (a) listed or to the
              best knowledge of Seller proposed for listing on the National Priority List or (b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. ss.
              9601(9), or any comparable list maintained by any foreign, state or local government authority.
                               5.14.6  There are no underground storage tanks
              at the Premises.

                      5.15 Tax Proceedings. There are no proceedings pending regarding the reduction of real estate taxes or assessments in respect of the Premises.
                      5.16 Utilities. All water, storm and sanitary sewer, gas, electricity, telephone and other utilities adequately service the Premises, enter the Premises through lands as to which valid public or private easements exist that will inure to the benefit of Purchaser and the Premises are furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid.
                      5.17 Access. To the best of Seller's knowledge, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change access from any such highway or road to the Premises or any pending or threatened
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condemnation or eminent domain proceedings relating to or affecting the
Premises. All roads bounding the Premises are public roads.
                      5.18 Work at the Premises. No services, material or work have been supplied to the Premises for which payment has not been made in full.
                      5.19 Insurance. Seller has delivered to Purchaser or its counsel true and correct copies of all insurance policies carried by Seller or Acquired Corporation for the benefit of Acquired Corporation or relating to the Premises. All such policies have been fully paid for and are and have at all times since their commencement date been in full force and effect. Seller or Acquired Corporation have at all times since the formation of Acquired Corporation maintained such policies or substantially similar policies in effect. All requirements or recommendations by any insurer or by any board of fire underwriters or similar body in respect of the Premises have been satisfied.
                      5.20 Investment Intent. The Seller is acquiring the FGC Stock for his own account (and not for the account of others) and not with a view to the distribution or resale thereof. The Seller understands that (i) the FGC Stock is deemed to be "restricted securities" as such term is defined under Rule 144 of the Securities Act; (ii) that he may not sell or otherwise transfer the FGC Stock in the absence of an effective registration statement covering such shares or an exemption from the registration provision of the Securities Act; and (iii) that the FGC Stock shall contain a legend to the foregoing effect.
                      5.21 Full Disclosure. To the best knowledge of Seller, none of the information supplied by Seller herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein
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or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.
              6. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
                      6.1 Organization; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                      6.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, or other similar laws relating to creditors' rights generally, and
(b) is subject to general principles of equity. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of any law, rule or regulation to which Purchaser is subject; (ii) violate any order, judgment or decree applicable to Purchaser; or (iii) conflict with or
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result in a breach of or a default under any term or condition of Purchaser's
Certificate of Incorporation or By-Laws or any agreement or other instrument to which Purchaser is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.
                      6.3 Full Disclosure. To the best knowledge of Purchaser, none of its reports on Form 10-KSB for the year ended December 31, 1995 or on Form 10- QSB for the quarters ended March 31, 1996 and June 30, 1996 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and since June 30, 1996 through the date hereof, there has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets or liabilities of the Purchaser.
              7. Survival. The representations and warranties of the parties made in Sections 5.5, 5.7, 5.9, 5.10, 5.12, 5.15, 5.16, 5.17 and 5.19 shall survive for a period of one year from the Closing Date; the representations and warranties made in Section 5.3, 5.13 and 5.18 shall survive for a period of three years from the Closing Date; and the representations and warranties made in Sections 5.1, 5.2, 5.4, 5.6, 5.8, 5.11, 5.13, 5.20, 5.21, 6.1, 6.2, and 6.3
shall survive indefinitely.
              8.      Post Closing Covenants.
                      8.1 Further Assurances. At any time and from time to time after the Closing Date, each of the parties hereto shall, at the request of any of the others, execute and deliver any further instruments or documents and take all such further action as may
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be reasonably requested in order to further consummate the transactions contemplated by this Agreement.
                      8.2 Registration of FGC Stock. The Purchaser hereby agrees to register all of the FGC Stock being transferred to Seller, other than the FGC Stock being held in escrow, in a registration statement on Form S-3 which the Purchaser intends to file with the Securities and Exchange Commission within the next 90 days of the date hereof. In the event that such registration statement is not filed within the next 90 days, the Purchaser shall deliver a Registration Rights Agreement to the Seller, granting the Seller the right to demand that a registration statement be filed by the Purchaser registering such FGC Stock, at the Purchaser's expense.
                      8.3 Audited Financial Statements. The Purchaser hereby agrees to furnish Seller with the audited financial statements of the Acquired Corporation as soon as they are made available. The Seller shall thereupon be given an opportunity to review and comment on such audited financial statements; provided however, that notwithstanding anything contained herein to the contrary, the Purchaser shall not be prevented from, or delayed in, filing such audited financial statements as required under the rules and regulations of the Securities Exchange Act of 1934.
              9. Brokers. Seller and Purchaser warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein. Purchaser and Seller hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without
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limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party who claims to have dealt with the indemnifying party in connection with this transaction. The provisions of this Article shall survive the Closing or any termination of this Agreement.
              10.     Indemnification.

                      10.1 Indemnification by Seller. Subject to the further provisions of this Article, Seller shall protect, defend, hold harmless and indemnify Purchaser, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("LOSSES") that may be suffered or incurred by any of them arising from or by reason of (i) any liability which was not adequately disclosed in this Agreement or on the Closing Balance Sheet; (ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 10.1.
                      10.2 Indemnification by Purchaser. Subject to the further provisions of this Article, Purchaser shall protect, defend, hold harmless and indemnify each Seller, and their respective partners, employees and agents, and its successors and assigns
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from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 10.2.
                      10.3 Notice and Defense of Claims. Whenever a party hereto (such party and each of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "INDEMNIFIED PARTY") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "INDEMNIFYING PARTY") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "NOTICE OF CLAIM"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the
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Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this Section 10.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 10.3.
                      10.4 Assertions Deemed True. For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article.
                      10.5  Escrow.  The obligations of Seller under Section
10.1 shall be satisfied first from the Escrow Account and, if the Escrow
Account is inadequate to provide indemnification to Purchaser, then from Seller directly.

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              11.     Costs and Fees.  The parties shall pay for their own
legal and other advisers retained in connection with this transaction. The provisions of this Article shall survive the Closing.

              12. Notices. All notices, demands, requests, consents or other communications ("NOTICES") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Seller to Purchaser shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Kenneth R. Koch, Esq. A copy of any Notice given by Purchaser to Seller shall simultaneously be given in either manner provided above to Ireland, Stapleton, Pryor & Pascoe, P.C., 1675 Broadway, Suite 2600, Denver, Colorado 80202, Attention: Hardin Holmes, Esq. Notices given in the manner aforesaid shall be deemed to have been given three (3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.


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              13.     Miscellaneous.
                      13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
                      13.2     Governing Law.  This Agreement shall be
governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York.
13.3 Captions. The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.
                      13.4 Construction. This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply.
                      13.5 Entire Agreement. This Agreement (including the Exhibits annexed hereto) contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.
                      13.6 Amendments. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.
                      13.7 No Waiver or Extension. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No
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extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.
                      13.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.

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                   IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                              ----------------------------
                                              STACEY HART


                                              THE SEVEN IRON, INC.


                                              By: _______________________
                                                  Name:
                                                  Title:


                                              FAMILY GOLF CENTERS, INC.


                                              By: ______________________
                                                  Name:
                                                  Title:


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                        INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A             THE LICENSE
EXHIBIT B             PERSONAL PROPERTY
EXHIBIT C             CONTRACTS AND AGREEMENTS


SCHEDULE 5.3                   FINANCIAL STATEMENT ADJUSTMENTS
SCHEDULE 5.4                   LIABILITIES
SCHEDULE 5.6                   EXCEPTIONS TO NO DEFAULT UNDER LICENSE
SCHEDULE 5.11                  OTHER CONSENTS




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